Exhibit 10.1

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of July 15, 2022, by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), and EVERQUOTE, INC., a Delaware corporation (“Borrower”).

1.        DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated August 7, 2020, by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.        MODIFICATIONS TO LOAN AND SECURITY AGREEMENT.

A.    The following definitions in Section 1.1 of the Loan and Security Agreement are added or amended and restated in their entirety to read as follows:

“Borrowing Base” means an amount equal to eighty-five percent (85%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided however, that the Borrowing Base may be revised from time to time by Bank following each Collateral audit or as Bank deems necessary in Bank’s reasonable judgment acting in good faith and upon notification thereof to Borrower to reflect contingencies and risks which may adversely affect the Eligible Accounts.

“Credit Extension” means each Advance, the Term Loan Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“EBITDA” means Borrower’s net income, plus (i) interest expense, plus (ii) income tax expense plus (iii) to the extent deducted in the calculation of net income, depreciation expense and amortization expense plus (iv) to the extent deducted in the calculation of Net Income, non-cash charges during such period, plus (v) to the extent deducted in the calculation of Net Income, extraordinary or non-recurring items during such period which have been approved in writing by Bank.

“Prime Rate” means the greater of four and one-quarter of one percent (4.25%) or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Revolving Line” means a credit extension of up to Thirty-Five Million Dollars ($35,000,000).

“Revolving Maturity Date” means July 15, 2025.

“Term Advance” has the meaning set forth in Section 2.1(b)(i).

“Term Loan Amount” means Ten Million Dollars ($10,000,000).

“Term Loan Draw Period” means the period from July 15, 2022 through December 31, 2023.

“Term Loan Maturity Date” means June 30, 2027.

B.    Section 2.1(b) of the Loan and Security Agreement is hereby added immediately following Section 2.1(b):

(c)    Term Advances.

(i)    Availability. Subject to and upon the terms and conditions of this Agreement, at any time during the Term Loan Draw Period, Bank agrees to make to make advances to Borrower (each a “Term Advance” and collectively, the “Term Advances”), upon Borrower’s request, in an aggregate amount not to exceed the Term Loan Amount

(ii)    Repayment. For each Term Advance, Borrower shall pay interest-only payments with respect to such Term Advance in accordance with Section 2.3(c) through December 31, 2023. Beginning on January 1, 2024, Borrower shall repay each outstanding Term Advances in accordance with Section 2.3(c) in forty- two (42) equal installments of principal, plus monthly payments of accrued interest, in each case payable on the tenth (10th) day of each month. Borrower’s final payment for each Term Advance, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under such Term Advance. Once repaid, the Term Advance may not be reborrowed.

(iii)    Prepayment.

(A)    Voluntary Prepayment. Borrower shall have the option to prepay all, but not less than all, of any Term Advances under this Agreement, provided Borrower (A) deliver written notice to Bank of their election to prepay such Term Advances at least five (5) days prior to such prepayment and (B) pay, on the date of such prepayment, (1) all outstanding principal with respect to the Term Advances, plus accrued but unpaid interest, plus (2) all fees (including any late fee), and other sums, including Bank Expenses, if any, that shall have become due and payable hereunder.

(B)    Mandatory Prepayment Upon an Acceleration. If the Term Advances are accelerated after the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (A) all outstanding principal of the Term Advances, plus accrued but unpaid interest (including interest at the default rate), plus (B) all other fees, and other sums, including Bank Expenses, if any, that shall have become due and payable hereunder.

(iv)    Procedures for Borrowing. Whenever a Borrower desires a Term Advance, Borrower will notify Bank no later than 3:00 p.m. Pacific time, at least three (3) Business Days prior to the date the Term Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within twenty-four (24) hours, (ii) by electronic mail, or (iii) by delivering to Bank a Term Advance Request in substantially the form of Exhibit B hereto. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Term Advance made under this Section 2.1(c) to a Borrower’s deposit account.

C.    Section 2.3(a) (Interest Rates) of the Loan and Security Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Interest Rates.

(i)    Revolving Line Advances. Except as set forth in Section 2.3(b), the Advances under the Revolving Facility shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to the Prime Rate.

(ii)    Term Advances. Except as set forth in Section 2.3(b), the outstanding Term Advances shall bear interest on the outstanding Daily Balance thereof, at a floating rate equal to one-quarter of one percent (0.25%) above the Prime Rate.

D.    Section 2.4(b) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

(b)     Borrower hereby authorizes Bank to automatically deduct the amount of any loan payments from any deposit account(s) of Borrower held with Bank, including without limitation the deposit account number ending with ******9150. If the funds in the account(s) are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to Borrower’s account(s). Subject to any terms and conditions in the Loan Documents, Borrower or Bank may voluntarily terminate automatic payments at any time for any reason.

E.    Section 2.5(a) (Facility Fee) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

(a)         Facility Fee. (i) On July 15, 2022 and on each anniversary thereof, a facility fee equal to $52,500 in respect of the Revolving Line, each of which shall be deemed fully earned and nonrefundable as of July 15, 2022; and (ii) on July 15, 2022, a facility fee equal to $25,000 in respect of the Term Loan Amount, which shall be deemed fully earned and nonrefundable as of July 15, 2022;

F.    Section 6.3 (Financial Statements, Reports, Certificates) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

6.3     Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (i) as soon as available, but in any event within fifteen (15) days after the last day of each month whether or not any Obligations are outstanding, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with (A) aged listings of accounts receivable and accounts payable by invoice date, and (B) sales or billing journal and cash receipts report by invoice date; (ii) as soon as available, but in any event within thirty (30) days after the last day of each month while any Obligations are outstanding and within thirty (30) days after the last day of each quarter when no Obligations are outstanding (provided that prior to any Credit Extension Borrowers shall deliver to Bank any prior monthly deliverables provided for under this clause (b) not previously provided on a monthly basis that would have been due had there been Obligations outstanding), a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (iii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal years 2020 and beyond, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of PriceWaterhouseCoopers or another independent certified public accounting firm reasonably acceptable to Bank; (iv) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or the date of approval by Borrower’s board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by Borrower’s board of directors, and in a form and substance reasonably acceptable to Bank (each, a “Financial Plan”); (v) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (vi) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Thousand Dollars ($200,000) or more; and (vii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

G.    Section 6.9 (Financial Covenants) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

6.9    Financial Covenants.

(a)     Asset Coverage Ratio. From the Closing Date through December 31, 2023, Borrower shall maintain at all times a ratio of Borrower’s unrestricted cash maintained in accounts at Bank plus the amount of all Eligible Accounts (as calculated on line [#15] of the Borrowing Base Certificate) to the amount of all Obligations owing to Bank of at least 1.50 to 1.00.

(b)     Fixed Charge Coverage Ratio. From and after December 31, 2023, Borrower shall maintain at all times, and tested quarterly, a ratio of Borrower’s (i) trailing twelve-month EBITDA, less capital expenditures, less cash taxes, to (ii) trailing twelve-month interest and principal payments to Bank, of at least 1.25 to 1.00.

(c)     Leverage Ratio. From and after December 31, 2023, Borrower shall maintain at all times, and tested quarterly, a ratio of Borrower’s (i) outstanding Obligations owing to Bank, to (ii) trailing twelve- month EBITDA, of not more than 3.00 to 1.00.

H.    Section 6.14 (Lockbox and Collections Account) of the Loan and Security Agreement is amended and restated in its entirety to read as follows:

6.14    Lockbox and Collections Account.

(i)    All proceeds of Accounts shall be deposited into a post office box under Bank’s control (a “Lockbox”) or a restricted account maintained with Bank (the “Collections Account”), pursuant to the terms of such lockbox and account agreements as Bank shall reasonably request from time to time (the “Lockbox Agreements”). Borrower shall use the Lockbox and Collections Account address as the remit to and payment address for all proceeds of Accounts. If Borrower receives any amount despite such instructions, Borrower shall immediately deliver such payment to Bank in the form received, except for an endorsement to the order of Bank and, pending such delivery, shall hold such payment in trust for Bank. Bank shall credit all amounts deposited into Lockbox or the Collections Account to Borrower’s operating account maintained at Bank within two (2) Business Days after clearance of such deposits; provided however that upon an Event of Default that is continuing, Bank may, at its option credit all or any portion of amounts paid into the Collections Account first against any amounts owing to Bank, and then any remaining balance of such amount shall be credited to Borrower’s operating account maintained at Bank. Bank may, in its sole discretion, send requests for verification of Accounts or notify Borrower’s account debtors of the assignment of such Accounts to Bank, and take such other actions as set forth in the lockbox Agreements. Upon Bank’s request, Borrower shall cause any third-party payment processors to execute and deliver an acknowledgment and payment direction letter in form and substance reasonably satisfactory to Bank.

I.    Exhibit B to the Loan and Security Agreement is replaced in its entirety with the Exhibit B attached hereto.

J.    Exhibit C to the Loan and Security Agreement is replaced in its entirety with the Exhibit C attached hereto.

K.    Exhibit D to the Loan and Security Agreement is replaced in its entirety with the Exhibit D attached hereto.

L.    The Schedule of Exceptions to the Loan and Security Agreement is replaced in its entirety with the Schedule of Exceptions attached hereto.

3.        CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.        NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, they have no defenses against the obligations to pay any amounts under the Indebtedness. Borrower (“Releasing Party”) acknowledges that Bank would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, the Loan and Security Agreement and the other Existing Documents, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan and Security Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the other Existing Documents, and/or Bank’s actions to exercise any remedy available under the Existing Documents or otherwise.

5.        CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Borrower represents and warrants that the representations and warranties contained in the Loan and Security Agreement are true and correct as of the date of this Loan and Security Modification Agreement, and that no Event of Default has occurred and is continuing. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent loan and security modification agreements.

6.        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan and Security Modification Agreement constitutes a “Loan Document” as defined and set forth in the Loan and Security Agreement, and is subject to Sections 11 and 12 of the Loan and Security Agreement, which are incorporated by reference herein.

7.        CONDITIONS PRECEDENT. As a condition to the effectiveness of this Loan and Security Modification Agreement, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)    payment of the facility fees in amounts equal to $52,500 in respect of the Revolving Line, and equal to $25,000 in respect of the Term Loan Amount;

(b)    payment of all Bank Expenses incurred through the date hereof; and

(c)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

8.        REFERENCE TO AND EFFECT ON THE LOAN AND SECURITY AGREEMENT. Upon the effectiveness of this Loan and Security Modification Agreement, each reference in the Loan and Security Agreement and in other documents describing or referencing the Loan and Security Agreement to the “Agreement,” “Loan and Security Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Loan and Security Agreement shall mean and be a reference to the Loan and Security Agreement, as amended hereby.

9.        NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:     (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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10.    COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

BORROWER:		BANK:

EVERQUOTE, INC., a Delaware corporation		WESTERN ALLIANCE BANK, an Arizona corporation

By:	/s/ John Wagner	By:	/s/ Darren Gastrock
Name:	John Wagner	Name:	Darren Gastrock
Title:	CFO	Title:	Director

EXHIBIT B

REVOLVING/TERM ADVANCE REQUEST FORM

EXHIBIT C

BORROWING BASE CERTIFICATE

WESTERN ALLIANCE BANK

55 Almaden Boulevard, San Jose, CA 95113

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

Exhibit D

SCHEDULE OF EXCEPTIONS